SECURITIES AND EXCHANGE COMMISSION
                                Washington, DC  20549


                                      FORM 8-K


                                    CURRENT REPORT


                       Pursuant to Section 13 or 15(d) of the
                          Securities Exchange Act of 1934



                  Date of Report (Date of earliest event reported)
                                  October 28, 1998




                             CLASSIC BANCSHARES, INC.
------------------------------------------------------------------------------
         (Exact name of Registrant as specified in its Charter)


            Delaware                   0-27170                61-1289391
------------------------------------------------------------------------------
(State or other jurisdiction (Commission File No.)(IRS Employer Identification of incorporation) No.)



       344 17th Street, Ashland, Kentucky                           41101
------------------------------------------------------------------------------
  (Address of principal executive offices)                        (Zip Code)




        Registrant's telephone number, including area code: (606) 325-4789
                                                            --------------


                                           N/A
------------------------------------------------------------------------------
           (Former name or former address, if changed since last report)

Item 5.     Other Events

     On October 28, 1998, the Registrant issued the press release attached hereto as Exhibit 99, which announced its earnings for the quarter ended September 30, 1998, declared a cash dividend and announced its intent to initiate a stock repurchase program.

Item 7.     Financial Statements and Exhibits

     (c)     Exhibits

            99 Press release dated October 28, 1998.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

                                        CLASSIC BANCSHARES, INC.




Date: October 28, 1998                  By: /s/Lisah M. Frazier
     -----------------                  -------------------------------
                                        Lisah M. Frazier, Senior Vice
                                        President, Treasurer and Chief
                                        Financial Officer

                                     EXHIBIT 99

FOR IMMEDIATE RELEASE

  For Additional Information Contact:
  David B. Barbour, President and Chief Executive Officer
  Lisah Frazier, Senior Vice President, Treasurer and Chief Financial Officer
  (606) 325-4789
  Fax (606) 324-1307

            CLASSIC BANCSHARES, INC. REPORTS SECOND QUARTER EARNINGS,
              DECLARES A CASH DIVIDEND AND ACCOUNCES THE INTENT TO
                        INITIATE STOCK REPURCHASE PROGRAM

     Ashland, Kentucky, -- October 21, 1998 -- Classic Bancshares,  Inc. (NASDAQ
- CLAS) had net income for the second quarter ended September 30, 1998 of $210,000 compared to net income in the same quarter of 1997 of $274,000 and net income of $407,000 for the six months ended September 30, 1998 compared to net income of $511,000 for the six months ended September 30, 1997. The quarterly results ended September 30, 1997 included certain one-time income and expense items and a net loss on the sale of assets that resulted in a net gain, net of tax of approximately $90,000. Return on average assets was .6% for the second quarter and six months ended September 30, 1998 compared to .8% for the second quarter and six months ended September 30, 1997. Earnings per share were $.18 for the three months ended September 30, 1998 and $.35 for the six months ended September 30, 1998 compared to $.22 for the three months ended September 30, 1997 and $.42 for the six months ended September 30, 1997. Excluding the one-time gain and asset losses set forth above, earnings per share would have been $.15 for the quarter ended September 30, 1997.

     Classic Bancshares' banking franchise continued to show strong growth as assets increased $12.6 million from $130.9 million at March 31, 1998 to $143.5 million at September 30, 1998. The increase in assets was due to an increase in loans of $5.9 million and an increase in investment and mortgage-backed securities of $4.9 million. Loans increased $5.9 million from $90.1 million at March 31, 1998 to $96.0 million at September 30, 1998. The increase in loans is primarily the result of aggressive origination efforts and improved loan demand within the Company's market areas. Deposits increased $12.6 million from $104.6 million at March 31, 1998 to $117.2 million at September 30, 1998 due to increased marketing efforts and the opening of two additional banking offices. Non-performing assets increased from .4% of total assets at March 31, 1998 to
 .6% at September 30, 1998.

     President and Chief Executive Officer, David B. Barbour, stated that, "The quarterly results for 1998 are comparable to the 1997 results excluding certain restructuring items which resulted in a net gain of approximately $90,000 after tax for the 1997 quarter. The 1998 quarter represents the first full quarter in which our two new full-service banking branches were operational resulting in significant loan and deposit growth from these branch openings and increased marketing efforts. Deposit growth of $12.6 million and loan increases of $5.9 million can be directly attributable to the additional banking offices while non-interest expenses were maintained at prior levels due to a cost reduction strategy of restructuring employee benefit plans and a reduction in the work force through normal attrition. Much of the deposit increase was in the non-interest bearing transaction account category that matches our strategy of decreasing cost of funds and continued increases in non-interest income from deposit fees and services."

     Net interest income was $1.2 million for the second quarter ended September 30, 1998 and $2.3 million for the six months ended September 30, 1998 compared to $1.2 million for the second quarter ended September 30, 1997 and $2.4 million for the six months ended September 30, 1997. The net interest margin was 3.6% for the three months ended September 30, 1998 and 3.7% for the six months ended September 30, 1998 compared to 3.9% for the three and six months ended September 30, 1997. The net interest margin experienced a decline for the period due to a decrease in the yield earned on interest-earning assets.

     Non-interest income was $177,000 for the quarter ended September 30, 1998 and $323,000 for the six months ended September 30, 1998 compared to $419,000 for the quarter ended September 30, 1997 and $526,000 for the six months ended September 30, 1997. The decrease in non-interest income was primarily the result of a $330,000 gain recorded in 1997 from the settlement of a subsidiary's pension plan. The increase in fees and service charges on deposits is the result of new product offerings, an increased deposit base and aggressive pricing strategies.

     Total non-interest expense for the quarter ended September 30, 1998 was $1.0 million and $2.1 million for the six months ended September 30, 1998 compared to $1.1 million for the quarter ended September 30, 1997 and $2.1 million for the six months ended September 30, 1997. Non-interest expenses were higher for the quarter in 1997 due to one-time restructuring charges recorded relative to the consolidation of the operations of the Company's subsidiaries. Non-interest expenses experienced very little change for the six-month period even with the opening of the two new branching locations as a result of management's efforts to initiate various strategies to reduce the Company's overhead.

     Stockholders' equity was $20.7 million at September 30, 1998 compared to $20.4 million at March 31, 1998.

     Classic Bancshares, Inc. also announced that the Company will pay a quarterly cash dividend of $.08 per share. The dividend will be payable on November 9, 1998 to shareholders of record on October 26, 1998.

     Classic Bancshares, Inc. also announced that the Company intends to repurchase up to 5% of its outstanding shares of common stock in the open market over a twelve-month period at prevailing market prices from time to time depending upon market conditions. The reacquired shares will become treasury shares and will be used for general corporate purposes, including the issuance of shares in connection with the exercise of stock options.

     Classic Bancshares, Inc. is headquartered in Ashland, Kentucky and has two subsidiaries, Classic Bank and First National Bank of Paintsville. Classic Bank operates at 344 Seventeenth Street, Ashland, Kentucky with two branch offices located in Boyd and Greenup counties. First National Bank of Paintsville operates at 240 Main Street, Paintsville, Kentucky with one branch office located in Johnson County.

     When used in this press release, the words or phrases "should result," "will likely result", "are expected to", "will continue", "is anticipated", "estimate", "project" or similar expressions are intended to identify
"forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties, including changes in economic condition in the Company's market area, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans in the Company's market area and competition, that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. The Company wishes to caution readers not to place undue reliance on such forward-looking statements, which speak only as of the date made. The Company wishes to advise readers that the factors listed could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.

     The Company does not undertake-and specifically declines any obligation-to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

                             SELECTED FINANCIAL DATA

     The  following  table  sets  forth  selected   financial  data  of  Classic
Bancshares, Inc. as of September 30, 1998 and March 31, 1998 and for the three and six months ended September 30, 1998 and 1997.


                                                                   Sept. 30                      March 31,
                                                                     1998                          1998
                                                                                 (In Thousands)

Selected Financial Condition Data:

Total Assets                                                        $143,450                     $130,933
Cash and other interest bearing deposits
  with other financial institutions                                    6,511                        3,625
Loans receivable, net                                                 96,042                       90,100
Investment securities:
  Available for sale                                                  25,851                       18,177
Mortgage-backed securities:
  Available for sale                                                   5,045                        7,831
Goodwill                                                               2,841                        2,903
Deposits                                                             117,186                      104,627
Securities sold under agreement to repurchase                          2,110                        3,522
FHLB advances                                                            397                            -
Stockholders' Equity, subject to certain restrictions                 20,717                       20,407




                                                                   Three Months Ended                 Six Months Ended
                                                                     September 30,                     September 30,
                                                                  1998           1997               1998           1997
                                                                                      (In Thousands)

Selected Operations Data:

Total interest income                                              $2,434          $2,384            $4,849          $4,754
Total interest expense                                              1,276           1,217             2,503           2,397
                                                               -----------   -------------       -----------    ------------
  Net interest income                                               1,158           1,167             2,346           2,357
Provision for loan losses                                              15              55                40             103
                                                               -----------   -------------       -----------    ------------
  Net interest income after provision
    for losses on loans                                             1,143           1,112             2,306           2,254
                                                               -----------   -------------       -----------    ------------
Fees and service charges                                              105              85               213             158
Gain on sale of securities                                              3              18                 4              18
Other noninterest income                                               69             316               106             350
                                                               -----------   -------------       -----------    ------------
  Total noninterest income                                            177             419               323             526
  Total noninterest expense                                         1,029           1,143             2,076           2,063
                                                               -----------   -------------       -----------    ------------
Income before income taxes                                            291             388               553             717
Income tax expense (benefit)                                           81             114               146             206
                                                               -----------   -------------       -----------    ------------

                Net income                                           $210            $274              $407            $511
                                                               ===========   =============       ===========    ============



                                                                     At or for the                     At or for the
                                                                   Three Months Ended                 Six Months Ended
                                                                     September 30,                     September 30,
                                                                  1998           1997               1998           1997


Other Data:

Return on average assets (ratio of net
  income to total average assets)*                                     .6%             .8%               .6%             .8%
Return on average equity (ratio of net
  income to total average assets)*                                    4.1             5.9               4.0             5.4
Net interest margin**                                                 3.6             3.9               3.7             3.9
Non-performing assets to total assets                                 0.6             0.7               0.6             0.7
Allowance for loan losses to non-
  performing loans                                                  161.7           119.3             161.7           119.3
Equity to total assets at end of period                              14.4            14.9              14.4            14.9
Efficiency ratio***                                                  78.0            72.1              79.0            71.6
Basic earnings per share                                            $0.18           $0.22             $0.35           $0.42
Fully diluted earnings per share                                    $0.17           $0.22             $0.33           $0.42
Book value per share                                               $15.94          $15.13            $15.94          $15.13
Tangible book value per share                                      $13.76          $12.85            $13.76          $12.85
Number of full service offices                                        5               3                 5               3


---------------------------
     *    Annualized
     **   Net interest income annualized divided by average-earning assets.
     *** Non-interest expenses divided by the total of net interest income and non-interest income.
